Exhibit 3(mmmm)

EXECUTION

COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

WICHITA/VICTORY AVE., LLC

Table of Contents

(continued)

EXHIBITS

Exhibit A – Percentage Interest

ii

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

WICHITA/VICTORY AVE., LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF WICHITA/VICTORY AVE,. LLC, (the “Agreement”) is entered into as of February 3, 2003 (the “Effective Date”), by Anland 16, L.P., a Texas limited partnership, as the sole member (the “Sole Member”).

Certain terms used in this agreement are defined in Article II hereof.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. Subject to the provisions of this Agreement, the Sole Member hereby forms the Company as a limited liability company pursuant to the Texas Act. Except as expressly provided herein, the rights and obligations of the Sole Member and the administration and termination of the Company shall be governed by the Texas Act.

1.2 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of Wichita/Victory Ave., LLC. The Sole Member may change the name of the Company at any time and from time to time.

1.3 Term. The Company shall continue in existence until the close of Company business on December 31, 2099 or until the earlier termination of the Company in accordance with the provisions of Section 9.1. The Sole Member shall not commence or engage in any business on behalf of the Company until the Capital Contributions set forth in Section 4.1 are either contributed by the Sole Member to the Company or are caused by the Sole Member to be contributed to the Company, other than those matters necessary or incidental to the organization of the Company.

1.4 Registered Office and Principal Office of Company; Address of the Sole Member.

(a) Company Offices. The registered office of the Company in the State of Texas shall be 800 Brazos, Suite 1100, Austin, Texas, 78701, and the registered agent for service of process on the Company at such registered office shall be Capitol Corporate Services, Inc. or such other registered office or registered agent as the Sole Member may from time to time designate. The principal office of the Company shall be 2707 Flynn Street, Dallas, Texas 75201, or such other place in Dallas County, Texas as the Sole Member may from time to time designate. The Company may maintain offices at such other place or places as the Sole Member deems advisable.

(b) Addresses of the Sole Member. The address of the Sole Member is Three Lincoln Centre, 5430 LBJ Freeway, Suite 800, Dallas, Texas 75240.

1.5 State Law Limited Liability Company. The Sole Member intends that the Company shall be treated as a limited liability company in accordance with the Texas Act for all purposes under state law. The Company is not a sole proprietorship, joint venture, or partnership, and this Agreement shall not be construed to provide otherwise.

ARTICLE II

DEFINITIONS

The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement:

“Agreement” means this Limited Liability Company Agreement of Wichita/Victory Ave., LLC, as it may be amended, supplemented, or restated from time to time.

“Capital Account” means the capital account maintained for the Sole Member pursuant to Section 4.2.

“Capital Contribution” means any cash or other property contributed by the Sole Member to the Company pursuant to the provisions of this Agreement.

“Certificate” means the Articles of Organization filed with the Secretary of State of the State of Texas, as such Certificate may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Company” means the limited liability company established pursuant to this Agreement by the filing of the Certificate with the Secretary of State of the State of Texas.

“Distribution Cash” means the amount by which the aggregate amount of all cash and cash equivalents from time to time held by the Company on hand or in bank accounts or other temporary investments pending distribution, exceeds the aggregate of all amounts to be paid or set aside by the Company for: (i) when due, all principal and interest payments on indebtedness of the Company and all other sums payable to lenders; (ii) all cash expenditures to be incurred in the normal operations of the business of the Company; and (iii) such cash reserves as the Sole Member may mutually deem reasonably necessary for the proper operation of the business of the Company.

“Effective Date” means February 3, 2003.

“Extra Tract” means that certain tract of real property described on Exhibit C attached hereto.

“Fair Market Value” means the price in cash, or its equivalent, that an asset would bring considering its highest and most profitable use, it then offered for sale in the open market, in competition with other similar assets at or near the same location, with a reasonable time allowed to find a purchaser.

“Liens” means: (a) that certain Special Warranty Deed with Vendor’s Lien with respect to the Retained Parcel, dated December 29, 2000, which deed is recorded at Volume 2000251, Page 1850, Real Property Records of Dallas County, Texas; and (b) that certain Deed of Trust, dated December 29, 2000, executed by Sole Member to Ronald M. Hanson, Trustee, and recorded in Volume 2000251, Page 1864, Real Property Records of Dallas County, Texas, covering the Retained Parcel.

“Loan” means that certain loan originally made by TXU Electric Company to the Sole Member, which loan was: (a) evidenced by that certain promissory note, dated December 29, 2000, in the original principal amount of $23,040,381.60, executed by the Sole Member and payable to the order of TXU Electric Company; and (b) secured by the Liens.

“Losses” mean, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year.

“Membership Interest” means the interest of the Sole Member in the Company, including the Sole Member’s Capital Account and the Sole Member’s rights to a share of the Profits and Losses of the Company, and to receive distributions (liquidating or otherwise) from the Company.

“Person” means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

“Profits” means, the income and gain of the Company determine in accordance with accounting principles consistently applied from year to year.

“Property” means the Real Property and the $1,000 initial capital contribution made by the Sole Member to the Company.

“Real Property” means the Retained Parcel and the Extra Tract.

“Regulations” means the Department of Treasury Regulations promulgated under the Code, as amended and in effect (including corresponding provisions of succeeding regulations).

“Retained Parcel” means that certain real property described on Exhibit B attached hereto.

“Sole Member” means Anland 16, L.P., a Texas limited partnership, in its capacity as the sole member of the Company, or its successors or assigns.

“Texas Act” means the Texas Limited Liability Company Act, Article 1528n of Title 32 of the Texas Revised Civil Statutes, as it may be amended from time to time, and any successor to such Texas Act.

ARTICLE III

PURPOSE

3.1 Purposes and Scope. The purpose and business of the Company shall be the conduct of any business or activity on or after the Effective Date that may be lawfully conducted by a limited liability company organized pursuant to the Texas Act. Any or all of the foregoing activities may be conducted directly by the Company or indirectly through a partnership, joint venture, or other arrangement.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Capital Contributions.

(a) On the Effective Date, the Sole Member will contribute $1,000 to the Company.

(b) On the Effective Date, the Sole Member will convey to the Company, or cause to be conveyed to the Company, all of the Real Property subject to the Loan.

(c) If, at any time, the revenues and other funds available to the Company are not adequate to meet its obligations, the Sole Member may, in its sole and absolute discretion, make additional Capital Contributions is such amounts as it deems necessary.

4.2 Capital Accounts. A Capital Account will be established and maintained for the Sole Member in accordance with generally accepted accounting principles.

4.3 Negative Capital Accounts. The Sole Member will not at any time have any liability to the Company for any negative balance in it Capital Account except to the extent that such negative balance arose as the result of distributions in violation of this Agreement or applicable law.

4.4 Limited Liability of the Sole Member. The Sole Member shall not be liable for the debts, obligations, or liabilities of the Company beyond such Capital Contribution that the Sole Member shall make on the Effective Date. The Sole Member shall not be required to make any Capital Contribution or loan to the Company beyond the Capital Contribution made by the Sole Member on the Effective Date.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocation of Profits and Losses. All Profits and Losses of the Company will be allocated entirely to the Sole Member as provided in this Agreement. Any credit available for federal income tax purposes will be allocated entirely to the Sole Member in the same manner.

5.2 Distributions. Distributions of Distributable Cash will be made by the Company to the Sole Member at such times as the Sole Member may approve.

5.3 Distributions on Termination. Upon the dissolution and winding-up of the Company, its assets will be distributed in the manner prescribed in Article IX of this Agreement.

5.4 Limitation on Distribution. Any other provision of this Agreement to contrary notwithstanding, no distribution to the Sole Member will be declared and paid unless, (a) after the distribution is made, the Fair Market Value of all of the assets of the Company is in excess of all liabilities of the Company, other than liabilities to the Sole Member on account of its Capital Contributions; and (b) such distribution is in conformity with any outstanding loan agreements of the Company

5.5 Distributions in Kind. The Sole Member is entitled to demand and receive a distribution from the Company in the form of cash or any other property.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1 Designation and Authority of Sole Member. The Sole Member shall conduct, direct, and exercise full control over all activities of the Company. All management powers over the business and affairs of the Company shall be vested in the Sole Member.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

7.1 Records and Accounting. The Sole Member shall keep or cause to be kept appropriate books and records with respect to the Company’s business, which shall at all times be kept at the principal office of the Company or such other office as the Sole Member may designate for such purposes. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on any information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual method.

7.2 Nonentity for Federal Tax Purposes. The Company shall not make elections or file returns for federal tax purposes. The Company shall conduct its affairs so as to be disregarded for federal income tax purposes as an entity separate from its Sole Member pursuant to Regulation § 301.7701-3(b)(1)(ii).

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Sole Member. The Sole member of the Company is Anland 16, L.P. Anland 16, L.P. will have the entire Membership Interest and the entire initial Capital Account balance of the Company as shown on Exhibit A.

8.2 No Restrictions on the Disposition of a Membership Interest. The Sole Member will have the right to sell, transfer, encumber or assign all, but not less than all, of its Membership Interest in the Company.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved upon the first to occur of any of the following:

(a) the expiration of its term as provided in Section 1.3;

(b) an election to dissolve the Company by the Sole Member; or

(c) any other event that, under the Texas Act, would cause the Company’s dissolution.

9.2 Effect of Dissolution. Upon the dissolution of the Company, the Company will cease to carry on its business, except insofar as may be necessary for the winding up of its business, and the assets of the Company will be determined and valued effective as of the day on which the event occurs that results in such dissolution, but the Company will not terminate until there has been a winding-up of the Company’s business and affairs and the assets of the Company have been liquidated and distributed as provided in this Agreement. Upon the dissolution of the Company, the Company will cause prior written notice of its intention to dissolve to be mailed to each known creditor of and claimant against the Company in the manner required by the Act.

9.3 Winding Up Procedures. Upon the dissolution of the Company, the Company will (a) proceed to collect its assets; (b) convey and dispose of such of its properties as are not to be distributed in kind to the Sole Member; (c) pay, satisfy, and discharge its liabilities, or make adequate provision for payment and discharge of such liabilities; and (d) do all other acts required to liquidate its business and affairs.

9.4 Distribution of Assets Upon Dissolution. In settling the accounts of the Company after its dissolution, the assets of the Company will be applied and distributed in the following order of priority:

(a) First, to the extent permitted by law, and in accordance with the priorities, if any, established by applicable law, to creditors in satisfaction of liabilities of the Company, including liabilities of the Company to its Sole Member as a creditor (other than for distributions and Capital Contributions), whether by payment or establishment of reserves;

(b) Second, to its Sole Member.

9.5 Distribution in Kind. If any assets of the Company are distributed in kind, such assets will be distributed in accordance the provisions of Section 9.4 above to the Sole Member.

9.6 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made for such liabilities, or in case its property and assets are not sufficient to satisfy and discharge all of the liabilities and obligations of the Company, then when all the property and assets of the Company have been applied to the extent available to the bona fide liabilities and obligations of the Company, and all of the remaining property and assets of the Company have been distributed to its Sole Member, the Articles of Dissolution will be executed on behalf of the Company by the Sole Member, or an authorized officer, and will be filed with the Secretary of State of the State of Texas, and the Sole Member or an authorized officer will execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE X

GENERAL PROVISIONS

10.1 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

10.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vise versa.

10.3 Further Action. The Sole Member shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

10.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Sole Member hereto and its heirs, executors, administrators, successors, legal representatives, and permitted assigns.

10.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.6 Waiver. No failure by any Sole Member to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

10.7 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

10.8 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the Sole Member shall be relieved of all obligations arising under such provisions, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the Sole Member that this Agreement shall be deemed amended by modifying such provisions to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

10.9 Amendments. This Agreement may be amended or modified at any time by the Sole Member in its sole discretion pursuant to an instrument in writing approved by the Sole Member.

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EXHIBIT A

Percentage Interest

Member	Percentage Interest
Anland 16, L.P.	100%

100%

EXHIBIT B

Legal Description of Retained Parcel

[Attached]

EXHIBIT C

Legal Description of Extra Tract

[Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SOLE MEMBER:	ANLAND 16, L.P.
a Texas limited partnership
Address:
	By:	Anland 16 GP, LLC,
Three Lincoln Centre		a Texas limited liability company,
5430 LBJ Freeway, Suite 800		its sole general partner
Dallas, Texas 75240
	By:	Anland GP, L.P.,
a Texas limited partnership,
its sole member

		By:	Anland Holdings, Inc.,
a Texas corporation,
its general partner

		By:	/s/ JONAS WOODS
		Name:	Jonas Woods
		Title:	Executive Vice President